UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 30, 2013

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13641	95-3667491
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8918 Spanish Ridge Avenue,

Las Vegas, Nevada 89148

(Address of Principal Executive Offices, Including Zip Code)

(702) 541-7777

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On July 30, 2013, PNK Finance Corp. (the “Issuer”), a wholly owned subsidiary of Pinnacle Entertainment, Inc. (the “Company” or “Pinnacle”), entered into a purchase agreement (the “Purchase Agreement”) under which the Issuer agreed to sell $850 million aggregate principal amount of its 6.375% Senior Subordinated Notes due 2021 (the “Notes”) to J.P. Morgan Securities LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., Barclays Capital Inc. and UBS Securities LLC, on behalf of themselves and as representatives of the several initial purchasers named in Schedule 1 of the Purchase Agreement (collectively, the “Initial Purchasers”).

The net proceeds from the offering, after deducting the Initial Purchasers’ selling commissions and the estimated offering expenses payable by the Issuer, are expected to be approximately $835 million. Pinnacle intends to use the net proceeds from the offering, together with proceeds from an anticipated new credit facility to be entered into effective upon consummation of Pinnacle’s pending acquisition (the “Acquisition”) of Ameristar Casinos, Inc. (“Ameristar”), to finance the aggregate cash consideration for the Acquisition, pay related transaction fees and expenses, redeem its existing 8.625% senior notes due 2017 (the “8.625 Notes”) and provide working capital and funds for general corporate purposes after the Acquisition. The closing of the sale of the Notes is expected to occur on August 5, 2013, prior to the expected consummation of the Acquisition, subject to customary closing conditions.

The Notes will initially be issued by PNK Finance Corp. and proceeds from the offering will be deposited into escrow at the closing. Upon consummation of the Acquisition, the proceeds from the offering are expected to be released from escrow, PNK Finance Corp. will merge with and into the Company, with the Company continuing as the surviving entity, and the Company will be the obligor of the Notes. The Notes will be senior unsecured obligations of the Company and, after the Company becomes the obligor under the Notes, will be guaranteed by substantially all of the Company’s subsidiaries (which will include Ameristar’s former subsidiaries). If the Acquisition is not consummated, the proceeds held in escrow will be returned to the purchasers.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and will sell the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. It is expected that the Initial Purchasers will sell the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act and outside the United States pursuant to the exemption from registration provided by Regulation S of the Securities Act.

Certain of the Initial Purchasers or their affiliates may hold a portion of the 8.625% Notes and may receive a portion of the net proceeds of the Notes offering as a result of the redemption of the 8.625% Notes. Certain of the Initial Purchasers and their affiliates have performed and may in the future provide various financial advisory, investment banking, and commercial banking services for the Company and its affiliates from time to time, for which they have received, or will receive, customary fees and expenses. Affiliates of the Initial Purchasers have agreed to provide Pinnacle with the debt financing commitments that will fund the Acquisition consideration, pay transaction fees and expenses and provide working capital and funds for general corporate purposes after the Acquisition. Pursuant to this commitment, following the Acquisition, affiliates of certain of the Initial Purchasers will serve as lenders and/or agents under the new credit facility. Moreover, Goldman, Sachs & Co. has acted as financial advisor to Pinnacle in connection with the Acquisition. Finally, from time to time, certain of the Initial Purchasers and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities, and may do so in the future.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated as of July 30, 2013, by and among Pinnacle Entertainment, Inc. and J.P. Morgan Securities LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., Barclays Capital Inc. and UBS Securities LLC, on behalf of themselves and as representatives of the several Initial Purchasers named in Schedule 1 of the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2013	PINNACLE ENTERTAINMENT, INC.

	By:	/s/ Elliot D. Hoops
Elliot D. Hoops Vice President and Legal Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase Agreement, dated as of July 30, 2013, by and among Pinnacle Entertainment, Inc. and J.P. Morgan Securities LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., Barclays Capital Inc. and UBS Securities LLC, on behalf of themselves and as representatives of the several Initial Purchasers named in Schedule 1 of the Purchase Agreement.